Exhibit 99.2

FOR IMMEDIATE RELEASE
Whittier Energy Corporation

Investor Relations Contact:	Company Contact
Kathleen Heaney (203) 803-3585	Bryce W. Rhodes,
Chief Executive Officer
(713) 850-1880

Whittier Announces 2006 Operational Update

•   Drilling Success Rate of 88%

•   Current Net Daily Production Rate of 15.2 Mmcfed

Houston, Texas, May 10, 2006. Whittier Energy Corporation (NASDAQ:WHIT) today announced a drilling success rate of 88% for wells drilled since January 1, 2006. During this period the Company successfully drilled 15 of 17 wells. With the addition of the successful wells completed since March 2006, the Company’s current net production has grown to an estimated 15.2 million cubic feet of gas equivalents per day (“Mmcfed”). In addition, the Company has ten wells in various stages of completion that are expected to be brought to sales before the end of the second quarter.

The Company also announced today that average net production for the first quarter of 2006 was approximately 14 Mmcfed. Production for the quarter was impacted by maintenance at several gas plants that service the Scott & Hopper and Rincon fields in South Texas. The Scott & Hopper Field (1.8 Mmcfed net) was shut-in for 16 days during the quarter, while the Rincon Field (290 Mcfed net) was shut-in for 41 days. Both fields were returned to production without incident.

PRODUCTION AND OPERATIONAL HIGHLIGHTS

Southeast Texas 3D Project

The Company drilled three additional wells on its 60 square mile 3D project area since April 1, 2006, for a total of seven wells successfully drilled during the year. Whittier has an 18% working interest in the project. Two of the new wells discovered pay intervals in both the Hackberry (7,000 feet) and the Nodosaria (8,000 feet) formations. Furthermore, a third well testing the first of 15 Yegua prospects has discovered over 30 feet of pay at a depth of approximately 12,000 feet. The Yegua well, which was spudded in April 2006, has been cased and completion operations are expected to commence during the second quarter of 2006.

The first well drilled in the Southeast Texas 3D project began producing on May 1, 2006 at a rate of 2.5 Mmcfed (325 Mcfed net). Facilities are currently being built for the additional wells, which are expected to be placed on production during June 2006. Based on offsetting production and the amount of pay interval in the first well, the Company believes that the remaining five Nodosaria wells may produce at rates equal or greater than the initial test well. The Company is reviewing the project area for additional Nodosaria targets and expects to drill several additional prospects over the next 12 months.

Other Drilling Highlights

In addition to the seven wells successfully drilled in its Southeast Texas 3D project, the Company participated in the drilling of ten additional wells thus far in 2006, of which eight were successful. Since April 1, 2006, the Company successfully drilled an infill well in its operated Cut Off Field (50% working interest) and a replacement well in its operated Beaver Dam Creek Field (89% working interest). Both wells are in the process of being completed. The Company also participated in two non-operated drilling opportunities. An exploratory well offsetting the Lost Dome Field in Wyoming (18.75% working interest) was drilled during April and was deemed non-commercial. The Company also participated with a minor (0.5%) working interest in the drilling of a successful well offsetting the Company’s 2005 gas discovery near Lafayette, Louisiana. This new well found over 40 feet of pay at 15,200 feet, providing technical support for an adjacent exploration prospect in which the Company has a 55% operated working interest.

New Leases Signed

Whittier also announced that it has leased over 4,600 acres (1,650 net) on two new projects in its core areas in South Louisiana and South Texas. The South Louisiana project, in which the Company maintains a 67% working interest, targets a 10,200 foot Hayes sand updip of a well that produced over .75 billion cubic feet of gas. The South Texas project, in which the Company has a 35% working interest, targets the Olmos formation (8,900 feet) offsetting a well that was tested at over 50 barrels of oil per day. The Company expects to drill an Olmos test during the third quarter of 2006 and drill the Hayes test late in the fourth quarter of 2006. While the Hayes project is a single well test, the Company anticipates that the Olmos project could have up to 35 additional locations.

Bryce Rhodes, President and CEO of Whittier commented, “Whittier’s 88% success rate on our 2006 year-to-date drilling activities is an excellent start. As a result, the Company is well positioned for significant production increases from our new wells, as well as additional potential drilling opportunities from our newly signed leases. We currently have two rigs working and plan to drill four to six wells per quarter for the rest of the year, without considering the additional drilling potential from our recently announced property acquisitions we expect to close in May and June of 2006.”

About Whittier Energy

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas and Louisiana. Whittier Energy also owns non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California. To find out more about Whittier Energy Corporation (NASDAQ: WHIT), visit our website at www.whittierenergy.com.

Forward-Looking Statements

This news release includes projections and other “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These projections or statements reflect Whittier’s current views about future events and performance. No assurances can be given that these events or performance will occur as projected, and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, timing for proposed acquisitions and divestitures, the ability to obtain stockholder or other approvals required for the acquisitions, the possibility that the acquisitions may involve unexpected costs, the volatility in commodity prices for oil and gas, the presence or recoverability of estimated reserves, the ability to replace reserves, the availability and costs of drilling rigs and other oilfield services, drilling and operating risks, exploration and development risks, and other risks inherent in Whittier’s business that are detailed in its Securities and Exchange Commission filings. Whittier assumes no obligation and expressly disclaims any duty to update the information contained in this news release except as required by law.

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